Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

METLIFE, INC.

ARTICLE I

NAME OF CORPORATION

The name of the corporation is MetLife, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The Corporation’s registered office in the State of Delaware is at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be engaged under the General Corporation Law of the State of Delaware.

ARTICLE IV

STOCK

SECTION 1. AUTHORIZED STOCK. The aggregate number of shares of stock that the Corporation shall have authority to issue is three billion (3,000,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”), and two hundred million (200,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). Subject to the rights of the holders of any class or series of Preferred Stock or Common Stock provided by this Certificate of Incorporation, or otherwise by law, the number of authorized shares of the Common Stock and the Preferred Stock or any other class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, and, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereinafter enacted, with such outstanding shares of Common Stock and other stock considered for this purpose a single class.

SECTION 2. PREFERRED STOCK. (a) The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in series and, by filing a certificate of designation containing such resolution pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations and restrictions thereof.

(b) The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)	the designation of the series, which may be by distinguishing number, letter or title;

(ii)	the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv)	whether dividends, if any, shall be payable in cash, in kind or otherwise;

(v)	the dates on which dividends, if any, shall be payable;

(vi)	the redemption rights and price or prices, if any, for shares of the series;

(vii)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(viii)	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(ix)	whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(x)	restrictions on the issuance of shares of the same series or of any other class or series; and

(xi)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation) and that all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter.

(c) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(d) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

(e) For purposes hereof and the By-Laws, the term “Certificate of Incorporation” includes the Certificate of Incorporation as it may be amended by a Preferred Stock Certificate of Designation from time to time.

SECTION 3. VOTING IN ELECTION OF DIRECTORS. Except as may be required by law or as provided in this Certificate of Incorporation, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders. The election of Directors need not be taken by written ballot.

SECTION 4. OWNER. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

SECTION 5. STOCKHOLDER RIGHTS PLANS. The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

(a)	the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

(b)	provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other stock or other securities of the Corporation;

(c)	provisions which adjust the number or exercise price of such rights, or amount or nature of the stock or other securities or property receivable upon exercise of such rights, in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights;

(d)	provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

(e)	provisions which permit the Corporation to redeem such rights or which prohibit or limit the redemption of such rights; and

(f)	the appointment of a rights agent with respect to such rights.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator is as follows:

Gary A. Beller

Metropolitan Life Insurance Company

One Madison Avenue

New York, New York 10010

ARTICLE VI

BOARD OF DIRECTORS;

MANAGEMENT OF THE CORPORATION

SECTION 1. CLASSIFIED BOARD. (a) The Directors of the Corporation, subject to the rights of the holders of shares of any class or series of Preferred Stock, shall be classified with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the By-Laws of the Corporation, one class (“Class I”) whose term expires at the 2000 annual meeting of stockholders, another class (“Class II”) whose term expires at the 2001 annual meeting of stockholders, and another class (“Class III”) whose term expires at the 2002 annual meeting of stockholders, with each class to hold office until its successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the date of which will be fixed pursuant to the By-Laws of the Corporation, and subject to the rights of the holders of shares of any class or series of Preferred Stock, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

SECTION 2. POLICYHOLDER TRUST. While the Trust (as defined below) is in existence, each Director shall, in exercising his or her duties as a director, take the interests of the beneficiaries of the Trust into account as if they were holders of the shares of Common Stock held therein, except to the extent that any such Director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law. For purposes of this Section 2, the “Trust” shall mean the Policyholder Trust created by the Policyholder Trust Agreement among the Corporation,

Metropolitan Life Insurance Company, Wilmington Trust Company and Chase Mellon Shareholder Services, L.L.C., dated November 3, 1999, as such may be amended from time to time.

SECTION 3. MANAGEMENT OF BUSINESS. The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)	Subject to the rights of any holders of any series of Preferred Stock, if any, to elect additional Directors under specified circumstances, the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors may remove any Director, but only for cause.

(b)	Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from any increase in the authorized number of Directors shall be filled in the manner provided in the By-Laws of the Corporation.

(c)	Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

(d)	The election of Directors may be conducted in any manner approved by the officer presiding at a meeting of stockholders or the Director presiding at a meeting of the Board of Directors, as the case may be, at the time when the election is held and need not be by written ballot.

(e)	All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(f)	The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide. In addition to any requirements of law and any other provision of this Certificate of Incorporation, the stockholders of the Corporation may adopt, amend, alter or repeal any provision of the By-Laws upon the affirmative vote of the holders of three-quarters (3/4) or more of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.

ARTICLE VII

LIABILITY OF DIRECTORS

SECTION 1. GENERAL. No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

SECTION 2. REPEAL OR MODIFICATION. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a Director, officer or the Corporation existing at the time of such repeal or modification. If the General Corporation Law of the State of Delaware is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII

NO STOCKHOLDER ACTIONS BY WRITTEN CONSENT

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action, including (but not limited to) the election of Directors, is specifically denied.

ARTICLE IX

AMENDMENT

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or Directors (in the present form of this Certificate of Incorporation or as hereinafter amended) are granted subject to this reservation; provided, however, that any amendment or repeal of Article VII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal; and, provided, further, that Section 5 of Article IV and Articles VI, VII, VIII and this Article IX of this Certificate of Incorporation shall not be amended, altered or repealed without the affirmative vote of the holders of at least three-quarters (3/4) of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.